Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors

Mexus Gold US

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated July 26, 2016, included in Mexus Gold US’s Annual Report on Form 10-K for the year ended March 31, 2016, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/ RBSM LLP

/s/ RBSM LLP

August 15, 2016